AMM FUNDS

Amendment No. 4 to Agreement and Declaration of Trust

The undersigned Secretary of AMM Funds (the "Trust") hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust by unanimous written consent action effective as of the 28th day of November, 2016:

RESOLVED, that pursuant to Section 7.3 of the Agreement and Declaration of Trust of the AMM Funds, we hereby amend in its entirety Section 1.1 to read as follows:

Name and Principal Office This Trust shall be known as "MSS Series Trust" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The principal office of the Trust shall be located at 8000 Town Centre Drive, Suite 400, Broadview Heights, Ohio 44147, or any other place as determined from time to time by the Trustees and reported to the Secretary of the State of Ohio.

FURTHER RESOLVED, that the above paragraph shall supersede and take the place of the existing Section 1.1 of the Agreement and Declaration of Trust.

Date: November 28, 2016

Brandon M. Pokersnik

Brandon M. Pokersnik, Secretary

835819.1